UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2023

AVVENIRE ELECTRIC VEHICLE INTERNATIONAL CORP.

Commission File No. 024-12330

Nevada

(State or other jurisdiction of incorporation or organization)

Avvenire Electric Vehicle International Corp.

3172 North Rainbow Boulevard #1254

Las Vegas, NV 89108

Office: (647) 556-3824

Email: aldob@daymak.com

IRS Employer Identification Number: 61-2050909

All correspondence:

Arden Anderson, Esq.

Dodson Robinette PLLC | Crowdfunding Lawyers

1431 E. McKinney St. Suite 130

Denton, TX 76209

(940) 205-5167

EMAIL FOR CORRESPONDENCE: arden@crowdfundinglawyers.net

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Avvenire Electric Vehicle International Corp. and its subsidiaries (the “Company,” “CEF VI,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	changes in economic conditions generally;

●	competition in the electric vehicle market, which may limit our ability to build brand awareness and attract customers;

●	failure to protect our intellectual property;

●	increased operating costs;

●	legal proceedings including product liability claims if any of our products are found to be defective;

●	failure to accurately estimate the supply and demand for our products;

●	failure to raise sufficient capital or generate sufficient revenue to pay for the LEV assets under the purchase agreement; and

●	legislative or regulatory changes impacting our business or our assets.

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AVVENIRE ELECTRIC VEHICLE INTERNATIONAL CORP

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2023

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PART II

Avvenire Electric Vehicle International Corp.

Item 1. Business

Organization

The Company was formed in Nevada on September 15, 2022, as a corporation under the name Avvenire Electric Vehicle International Corp.

There is currently no trading market for the Company’s securities, and none is likely to develop in the near future. We qualify as an Emerging Growth Company under the JOBS Act, which will entitle us to reduced reporting obligations for a limited period of time in the future should we become subject to the reporting requirement under the Exchange Act.

Our principal executive offices are located at 3172 North Rainbow Boulevard #1254, Las Vegas, NV 89108 and our telephone number is (647) 556-3824.

Business Operations

The Company is in the business of designing, producing, and launching a suite of innovative on-road and off-road Light Electric Vehicles (LEVs) in North America and in select global markets. The Company aims to be a global leader in the LEV market by developing the next generation lineup of cutting-edge, cost-effective and environmentally sustainable holistic transportation solutions for everyday use.

In September 2022, the Company acquired from Avvenire Electric Vehicles Corp. (“AEV”), an affiliate of our sole officer, certain LEV related assets including AEV’s (the seller’s) right, title and interests in all concepts, inventions, confidential information. know-how, intellectual property, molds, and equipment for the below six vehicles:

●	Terra EBike (expected to be available to consumers Q1 2025)
●	Tectus (expected to be available to consumers Q1 2025)
●	Aspero (expected to be available to consumers Q3 2025)
●	Foras (expected to be available to consumers Q3 2025)
●	Spiritus (expected to be available to consumers end of 2025)
●	Spiritus Leggera (expected to be available to consumers Q4 2024)
●	Skyrider (expected to be available to consumers 2026)
●	Combat EBike (expected to be available to consumers Q4 2024)

The Company originally agreed to pay $4,541,583.75 to AEV for these assets on or prior to June 30, 2024. This date has been extended to December 31, 2025. The Company does not intend to use offering proceeds to repay such loan at this time and currently intends to issue AEV shares in exchange for such debt or raise the money via an alternate offering, each of which may be on terms more favorable than those offered in this offering. The proceeds of this Regulation A offering will be used to continue to work on and complete its prototypes, begin manufacturing, develop new products and build out its own production facilities, warehouses, fulfillment centers and showrooms.

All the assets are currently prototypes, with the mold for each LEV under construction, except the Aspero, which mold has been completed. In 2024, assuming it raises sufficient capital, the Company expects to

●	complete the protypes and molds for these first six products,
●	launch its products, excluding Spiritus and Skyrider, and
●	begin construction of its first production facility.

We plan to complete prototypes and molds in the following order: Tectus, Spiritus Leggera, Combat, Aspero, Foras Spiritus, Skyrider, Terra, although we may proceed in a different order if determined in our best interests. The manufacturing of each product will begin shortly after its prototype is completed. Management believes a diversified product portfolio will lead to a more balanced market approach. This approach mitigates the consumer acceptance risks some of our competitors experience that offer only limited products. More information on each vehicle follows below.

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Avvenire Terra EBike

The Terra lets the rider explore their environment with integrated ease. With off-road capabilities, solar panels, and an entertainment system, the Terra invites the rider to get lost in the great outdoors.

It will be offered in two tiers: (1) Terra Deluxe and (2) Terra Ultimate.

TERRA DELUXE – Ride Smarter, Ride Longer:

●	500 W rear-hub motor.
●	32 km/h top speed
●	50 km range
●	Bluetooth Speakers, Coffee-cup holder, GPS

TERRA ULTIMATE – Ride Limitless:

●	500 W rear-hub motor
●	32 km/h top speed
●	100 km range
●	HiFi Bluetooth Speakers, Coffee-cup holder, GPS
●	10A fast-charging.

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Avvenire Tectus

The Tectus is designed with the independence and safety of the customer in mind. The Tectus allows its rider to travel without limitations, blocking all outdoor elements, and providing off-road capabilities.

It will be offered in two tiers: (1) Tectus Deluxe and (2) Tectus Ultimate

TECTUS DELUXE – The future of mobility scooters:

●	All Wheel Drive, with Dual 1000 W motors
●	32 km/h top speed
●	65 km range
●	Back-up camera, proximity sensors, safety lighting, GPS tracking

TECTUS ULTIMATE – For those who want more in life:

●	All Wheel Drive, with Dual 1000 W motors
●	32 km/h top speed
●	110 km range.
●	Back-up camera, proximity sensors, safety lighting, GPS tracking, finger scan keys
●	Full cabin climate-control and entertainment system
●	Self-Driving Capabilities with Ultra-sonic sensors

Avvenire Aspero

The Aspero was designed with the paths yet to be explored in mind. This ATV brings forward immense power, and a rugged, ultralight enclosure, guaranteed to deliver the thrills year-round; rain or shine.

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It will be offered in two tiers: (1) Aspero Deluxe and (2) Aspero Ultimate.

ASPERO DELUXE – Conquer and Explore:

●	All-Wheel Drive, with Dual 1000 W motors
●	55 km/h top speed
●	60 km range
●	Back-up camera, proximity sensors, safety lighting, GPS tracking.

ASPERO ULTIMATE – Unleash your inner beast:

●	All-Wheel Drive, with Dual 1000 W motors
●	55 km/h top speed
●	100 km range
●	Back-up camera, proximity sensors, safety lighting, GPS tracking, finger scan keys
●	Full cabin climate-control and entertainment system
●	Self-Driving Capabilities with Ultra-sonic sensors

Avvenire Foras

The Foras is cycling as you never imagined possible. This planet was meant to be explored, and the Foras allows the rider to do just that from the comfort of their ultralight enclosure.

This recumbent will be offered in two tiers: (1) Foras Deluxe and (2) Foras Ultimate.

FORAS DELUXE– It is good to be outside:

●	500 W rear-hub motor.
●	32 km/h top speed
●	50 km range
●	Back-up camera, proximity sensors, safety lighting, GPS tracking.

FORAS ULTIMATE – It is great to be outside:

●	500 W rear-hub motor
●	32 km/h top speed
●	100 km range
●	10A fast-charging.
●	Back-up camera, proximity sensors, ultrasonic sensors, safety lighting, GPS tracking, finger scan keys
●	Full cabin climate-control and entertainment system

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Avvenire Spiritus

Avvenire is engineering the Spiritus to be the next step in the evolution of the electric car. The Spiritus will include solar charging and be offered in two tiers: (1) Spiritus Deluxe and (2) Spiritus Ultimate.

SPIRITUS DELUXE – The all-electric option for the modern urban commuter:

●	An accessible electric vehicle that brings together the best of what the competition has to offer in one cost-effective package.
●	6.9s 0-60 mph
●	85 mph top speed
●	Up to 180 miles of range
●	Full climate control and entertainment system

SPIRITUS ULTIMATE – The fully-loaded electric dream:

●	The most affordable electric supercar on the market. With a 0-60 of
●	1.8s, the Spiritus Ultimate is the fastest electric car in history.
●	1.8s 0-60 mph
●	147 kW all-wheel drive (3x3), 130 mph top speed
●	Up to 300 miles of range
●	Self-Driving Capabilities

Avvenire Spiritus Leggera

The Leggera is an All-Electric Vehicle for you to own the roads like never before. Ready for the weekend action off-road on the trails by switching the tires with its unique adjustable shock system.

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LEGGERA SPORT

●	Top speed 130 km/h
●	Range of up to 200 km
●	0-60 mph in 6.9 seconds
●	Rear motor
●	RWD
●	2-year warranty

LEGERRA DELUXE

●	Top speed 130 km/h
●	Range of up to 200 km
●	0-60 mph in 4.9 seconds
●	Front-in & rear wheel motors
●	AWD
●	2-year warranty
●	Adaptive suspension
●	Off-road kit

LEGERRA ULTIMATE

●	Top speed 130 km/h
●	Range of up to 200 km
●	0-60 mph in 3.5 seconds
●	Front-in & rear wheel motors
●	AWD
●	2-year warranty
●	Adaptive suspension
●	Off-road kit

Avvenire Skyrider

The Skyrider will combine technology with excellence to bring the future at the rider’s fingertips. As soon as you step into the comfort of the Skyrider cabin, you will be launched into a world where there are no roads, no traffic, no pollution, and nothing to worry about.

It will be offered in one tier, the Skyrider Ultimate.

SKYRIDER ULTIMATE– Fly lightyears ahead:

●	250 HP
●	300 km/h top speed
●	100 km range
●	Back-up camera, proximity sensors, safety lighting, GPS tracking, finger scan keys.
●	Full cabin climate-control and entertainment system.
●	5G command-center communications
●	Autopilot Capabilities with LiDAR capabilities

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Avvenire Combat

The Combat is our versatile All-Terrain Dirt E-bike, now equipped with an innovative snow kit. Our easy-to-install track system will transform your Combat into a Snow E-bike in under an hour.

COMBAT

●	60 km/h top speed
●	70 km range at top speed
●	Day running lights, all terrain fat tires, snow kit, waterproof components (IP67), street legal
●	5000 Watts power

Our Process

Until the Company can produce its own products, we will contract with third-party manufacturers and suppliers to meet production requirements. In September 2022, the Company launched its initial research and development location in Clarington, Ontario, and plans to roll out manufacturing capabilities in three phases with the development of three plants. The Company’s Plant #1 in Oshawa, Ontario, with approximately 60,000 square feet with estimated completion in 2024 for assembly of the Terra, Tectus, Aspero, and Foras. Our Plant #2 in Bowmanville, Ontario, with estimated completion in late 2024 for assembly of Spiritus. And our Plant #3 in Cordoba, Argentina, to be completed in 2024 for Ultimate Spiritus production. The Company has not begun construction of any plants and all such plans are contingent on the amount of capital raised in this offering.

For supply chain, Company management has in place a complete build of materials with multiple suppliers for each component. We also have an agreement with Ionix Pro for battery supplies and charging stations. Management believes it has in place proper planning to mitigate shortages in the supply chain and will continuously monitor all events to proper project and manage expectations.

For service, we have agreements with service partners available through 200 dealers worldwide. We plan to train all new dealers in most product services and expect to have an extended network in every country we plan to sell products to. In general, the main distributor will be responsible for creating a sub network of service dealers.

Sales Channels

The Company will initially focus on key geographic locations where consumer acceptance for electric vehicles is high and is supported by government incentives with a favorable regulatory regime. Other high population centers will also be targeted. The Company will build an integrated brand strategy that will include digital marketing, influencers, re-designed website, and select traditional media. Management may engage third-party marketing agencies to assist with these initiatives.

Most sales are expected to be generated through dealer network channels in North America and other international jurisdictions. On January 18, we entered into an agreement with Daymak International Inc., Canadian corporation (“Daymak”), an affiliate of our sole officer, Mr. Aldo Baiocchi, to assemble, distribute, and sell the electric vehicles through its network of over 200 dealers and to provide service to the vehicles for the territories covered by its dealers. The agreement is attached as Exhibit 99.1 to our Form 1-U filed on April 5, 2024, and incorporated herein by reference. The Company projects 500 dealers for the on-road LEVs (Terra EBike, Foras and Spiritus), with 200 existing dealers and more than 300 dealer requests. The Company also projects 300 dealers for the off-road LEVs (Tectus, Aspero and Skyrider), with 100 existing dealers and more than 200 dealer requests. The Company has already obtained pre-orders for its product series through these sources - we have received 1,280 retail pre-orders with deposits of $100 each. All but 30 of such pre-orders ($3,000) are non-refundable. In addition, we intend to establish showrooms and sell products directly to retail customers. We may also sell direct to consumer via our website or future showrooms.

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Market Information

Investment in clean technology has been trending upwards for several years as nations, governments, and societies overall become more aware of the damaging effects that pollution and greenhouse gas emissions have on the environment. General societal attitudes are also changing in support of more environmentally friendly solutions.

Electric vehicles (EVs) and light electric vehicles (LEVs) are a growing segment of this clean technology movement. EVs and LEVs provide safe alternative methods of transportation in a healthy and environmentally responsible manner with the use of electricity instead of fossil fuels. In recent years, LEVs have also become popular in North America and Europe, where quality manufacturers are introducing new technologies and designs of LEVs. In many jurisdictions, governments are focusing on road electro-mobility and pollution reduction.

Government agencies around the world are seeking to implement policies to reduce carbon emissions and support green technology. Many jurisdictions are providing incentives for consumers and commuters to purchase ‘green products’ including emission-free vehicles.

Several market research groups, including Allied Research and Future Business Insights, forecast that by 2030, the addressable EV and LEV markets will grow to a market size of more than USD$1 trillion. Allied Research further projects that by 2040, over 500 million passenger EVs will be on the road globally, accounting for over 30% of all passenger vehicles. In order for the Company to break into these markets, it must raise capital to start production of its products. To produce its products, the Company will initially contract with a third party manufacturer; however, its ultimate goal is to build its own production facilities, which will take significant capital and time to accomplish. The Company will also need to establish a distribution network and deploy significant funds towards marketing its products and creating brand awareness. The Company cannot at this time estimate the portion of the EV/LEV markets that it will be able to occupy in the future, which makes an investment in Units speculative.

The LEV industry is highly competitive and subject to rapid change. It continues to expand and evolve as an increasing number of competitors and potential competitors enter the market, some large and well-established. Regulations complicate the market, as they can vary from state to state (like for three wheel cars) as well as from country to country (like for Ebikes and mobility scooters).

The Company projects the total addressable market for light electric vehicles to reach more than $1 trillion by 2027, based on market information from Allied Research.

Competitive Conditions

Over the last several years our industry has grown, encouraging the entry of new competitors as well as increasing the number of products from existing competitors. Although we compete with many other entities which may have greater resources or operating experience than we do, we intend to do better than our competitors and become the industry leader and biggest in the marketplace.

Intellectual Property

Our intellectual property consists of the assets we purchased from AEV. In addition, we have filed a patent pending for our adaptive suspension for dual on-road/off-road light vehicles. It was filed on December 27, 2023, as International Application Number PCT/IB2023/063290. The application is attached as Exhibit 99.2.

Employees

At the time of filing, the Company has one employee, Aldo Baiocchi, who is our sole executive officer. The Company expects to engage employees and contractors as necessary but has not done so at this point. Such employees would include, but not be limited to, additional executive officers, sales associates, marketing director, project managers, research and development director, production staff, accounting personnel, and service personnel and managers. The Company will also engage professional contractors to provide legal and accounting services.

Government Regulation

Each state has its own set of rules and regulations relating to the use of LEVs, which could affect the desirability of our products to our customers in a particular state. Further, future legislation could impact the manufacture, sale, and use of LEVs. Unfavorable resolution of these issues may harm our business and results of operations. Further, imported Products are subject to duties, indirect taxes, quotas and non-tariff trade barriers that may limit the quantity of products that we may import into the United States and other countries or may impact the cost of such products.

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We will be subject to general business and distributor regulations and laws in the states in which we operate, as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce, or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings in which we are involved.

Bankruptcy, Receivership, Etc.

Not applicable.

Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Results of Operations

As of December 31, 2023, the Company has not generated any revenue. We do not intend to generate revenues until the end of 2024. In 2023, the Company incurred additional expenses in the amount of $131,097 compared to $46,405 in 2022. This is because the Company was formed in September of 2022 and only incurred organizational costs in 2022. The Company incurred expenses in advertising, bank service charges, legal and professional fees, licenses and permits, and office supplies in 2023 that were not incurred in 2022. The Company expects that expenses for the current year will increase due to an increase in marketing expenses and the anticipated start of sales at the end of the year.

Liquidity and Capital Resources

As of December 31, 2023, and 2022, we had $22,308 and $0 cash and cash equivalents, respectively. We do not intend to generate revenues for at least 12 months after raising sufficient funds in this offering to begin operations. We are still reliant on funds raised from our offerings to capitalize the Company.

The Company currently has no agreements, arrangements, or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. The company believes that proceeds raised in its Regulation D offering and proceeds from this Regulation A offering will be sufficient to fund its operations and implement its business plan over the next 12+ months. The Company intends to use the remaining proceeds raised through this Regulation A offering to expand the Company’s operations.

We currently have no commitments with any person for any capital expenditures.

We have no off-balance sheet arrangements.

Trends and Key Information Affecting our Performance

We currently have no sales and are still in the development phase for our products. The Company is targeting two of its electric vehicles to become available in the fourth quarter of the current year. While the Company believes it will hit this target, launch dates have been pushed back in the past. If the 2024 launch dates for these two vehicles is pushed back to the following year, then the Company does not anticipate it will have any revenue for the current year.

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Item 3 Directors and Officers

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers as of the date of this Offering Circular are as follows:

Name	Position	Age	Term of Office
Aldo Baiocchi	CEO, President, Secretary, Chief Financial Officer (Treasurer), Director	38	September 2022-Present

Dr. Eross Hajnalka	Executive Chairwoman	50	January 2024-Present

Aldo Baiocchi, CEO, President, Secretary, Chief Financial Officer (Treasurer), and Director. Mr. Baiocchi is responsible for overseeing our management and strategic planning and the development of our business operations. He has over 20 years of experience in the electric vehicles industry and over 14 years of experience in the computer software industry, holding various managerial roles.

Mr. Baiocchi, Founder of Daymak Inc. in 2022 with headquarters in Toronto, is a pioneer in personal light electric vehicles (LEVs). Daymak has a world-class global distribution network including 150 dealers and big-box retailers like Walmart, Costco, and Best Buy. Daymak is the number one distributor and developer of LEVs in Canada with more than 100,000 vehicles sold and is known for cutting-edge designs like the world’s first fully wireless e-bike and Canada’s first solar-powered, off-road e-bike. Daymak has been named one of the greenest companies in Ontario and won multiple awards.

In 1997, Mr. Baiocchi established Aludra Inc., a technology services and internet applications company in Canada, the common shares of which commenced trading in November 2000 on the Canadian Venture Exchange (which was later renamed as the TSX Venture Exchange in 2001). Mr. Baiocchi served as director for Aludra Inc. from 1997 to 2002 and was responsible for managing a team of multimedia website developers and product sales.

Mr. Baiocchi co-founded Microforum Inc. in 1987, with his last position as vice president of production until his departure in 1997. Microforum Inc. was listed on the Toronto Stock Exchange from 1996 to 2002. He was responsible for managing a team of multimedia software developers.

While at Aludra Inc. and Microforum Inc., Mr. Baiocchi managed R&D teams that developed several award-winning computer software programs that achieved millions of dollars in sales. Mr. Baiocchi obtained a bachelor’s degree of arts in economics from York University in Canada in June 1991.

Dr. Eross Hajnalka, Executive Chairwoman. Dr. Eross Hajnalka is a European lawyer who has been qualified for more than fifteen years in the context of the renewable industry. She has been a strategic leader in several renewable energy projects and a permitting expert in flagship projects. Over the last fifteen to twenty years, she has been a director of several private companies. Her 20+ year career extends across business strategies, sustainability and business development.

Dr. Eross Hajnalka is the executive chairwoman in Avvenire Electric Vehicles International Corp. Before Dr. Eross was invited to take up this position, she was and still is a director of the Dutch company Pro Natura B.V. This company has been in the Dutch nutritional supplements market for over 40 years.

Before that, she developed, built and was managing director of Kenderes Biogas Kft. in Hungary for more than eight years, which produced and fed electricity into the Hungarian energy grid by utilizing biogas produced from agricultural waste.

In parallel with this role, she was a licensing expert for Glencore’s subsidiaries Pannon Növényolajgyártó Kft and Grain Storage and Logistics Kft, also for over eight years. It was also during this period that the Foktö Vegetable Oil Factory was built in Hungary, for which Dr Eross was the lead licensing expert, obtaining the factory’s operating permits including licences for ancillary rail and road facilities.

Dr. Eross graduated from the Budapest School of Public Administration in 1997, after which she worked for several years as a futures-derivatives trader at the Budapest Stock Exchange. In 2005 she obtained a law degree from the Eötvös Lóránd University of Budapest. She speaks 3 languages which are Hungarian, English and German.

Consultants

We have also engaged a number of consultants on an independent contractor basis to provide us with services such as investor relations, public relations, sales, web design, social media, engineering, mechanics, bookkeeping and research and development. These service providers are not employees of the Company and do not have written contracts with the Company.

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Board Committees

We have not established an audit committee, compensation committee, or nominating committee.

Family Relationships

There are no familial relationships between any of our officers and directors.

Director or Officer Involvement in Certain Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

●	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

●	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

●	Having any government agency, administrative agency, or administrative court imposes an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

●	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

●	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

Code of Ethics

We have not adopted a Code of Ethics.

Compensation Of Directors And Executive Officers

The Company’s officer and directors have not received any compensation as of the date of this offering. However, the Company intends to enter into an employment agreement with Mr. Aldo Biaocchi, CEO, whereby he will be entitled to receive an initial base salary of $10,000.00 per month plus bonuses and certain other benefits, to be negotiated between Mr. Biaocchi and the Company Mr. Baiocchi does not intend to take a salary until the Company is generating revenue and positive cash flow. Mr. Baiocchi also received 20,000,000 shares of stock on the formation of the Company.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the ownership, as of the date of April 5, 2024, of our common stock by each person known by us to be the beneficial owner of more than 10% of any class of our outstanding voting stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

As of July 15, 2023, there are 200,020,000 shares of common stock outstanding, for a total of 200,020,000 votes eligible to be cast in any Company vote.

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The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Except as otherwise indicated and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Title of Class	Name of Beneficial Ownership	Amount and Nature of Beneficial Ownership		Amount and Nature of Beneficial Ownership Acquirable	Percent of Class

Common stock	Global Eudamonic Capital Holdings	9,000,000	(1)	9,000,000	4.5%
Common stock	Cavallo Group	121,000,000	(2)	121,000,000	60.5%
Common stock	Baiocchi Ventures Inc.	50,000,000	(3)	50,000,000	25%
Common stock	2659948 ONTARIO INC	20,000,000		20,000,000	10%

(1)	Global Eudamonic Capital Holdings is principally owned and controlled by Dr. Hajnalka Eross.

(2)	Cavallo Group is controlled by Rob Abenante. Mr. Abenante performs consulting services for the Company and owns a significant portion of AEV.

(3)	Baiocchi Ventures Inc. and 2659948 ONTARIO INC are owned and controlled by Aldo Baiocchi.

Item 5. Interest of Management and Others in Certain Transactions

The Company’s officers and directors and their Affiliates may act in a similar capacity for or be an investor in other business entities engaged in making similar investments to those contemplated to be made by the Company or may raise investment funds for other investors, companies, partnerships, or entities that may compete with the Company. To the extent their time is required on these business and management activities, they may not be available to be involved in the day-to-day monitoring of the Company’s operations.

Payments to the officers, directors and their affiliates for services rendered to the Company have not been and will not be determined by arm’s length negotiations. The Company may engage affiliates of the Company’s management and Board of Directors to provide services to the Company, which services will be paid at rates the Board of Directors believes to be in accordance with market standards.

Attorneys, accountants, and/or other professionals representing the Company may also serve as counsel or agent to the officers and directors of the Company or their Affiliates. As a result, conflicts may arise, and if those conflicts cannot be resolved or the consent of the respective parties cannot be obtained to the continuation of the multiple representations after full disclosure of any such conflict, such counsel will withdraw from representing one or more of the conflicting interests with respect to the specific matter involved.

Related Party Transactions

The Company acquired its assets from AEV. AEV is managed by Aldo Baiocchi, our sole officer, Robert Abenante, a Company consultant and significant owner, and a third party. AEV is principally owned by Daymak Inc., an affiliate of Aldo Baiocchi. AEV acquired the assets from Daymak Inc. and resold them to the Company at essentially its cost in an effort to reorganize the ownership structure of the assets. The Company must pay the purchase price for the assets prior to June 30, 2024- all amounts due are outstanding as of the date of this offering circular.

The Company sold an aggregate of 200,000,000 common shares and 200,000,000 Warrants to affiliates of the Company’s sole officer and directors and AEV, and to Aldo Baiocchi, for a price of $0.0001 per share and $0.0001 per Warrant upon formation of the Company. See “Security Ownership of Management And Certain Securityholders.”

On January 18, the Company entered into an agreement with Daymak International Inc., Canadian corporation (“Daymak”), an affiliate of our sole officer, Mr. Aldo Baiocchi, to assemble, distribute, and sell the electric vehicles through its network of over 200 dealers and to provide service to the vehicles for the territories covered by its dealers. Daymak will receive a fee in line with industry standards, which will be determined at a later date after the Company provides Daymak with final specifications to Daymak.

Item 6. Other Information

None.

15

Item 7. Financial Statements

Avvenire Electric Vehicle International Corp.

Independent Auditor’s Report Together with Financial Statements

For the year ended December 31, 2023 and the Period from Inception

(September 15, 2022) to December 31, 2022

Avvenire Electric Vehicle International Corp.

F-1

Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250	Tel. (972) 217-4646
Allen, Texas 75013	Fax. (972) 217-4645
www .abdisheikh.com	cpa@abdisheikh.com

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of

Avvenire Electric Vehicle International Corp:

Opinion

We have audited the financial statements of Avvenire Electric Vehicle International Corp., which comprise the balance sheet as of December 31, 2023 and the related statements of income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements present fairly, in all material respects, the financial position of Avvenire Electric Vehicle International Corp. as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

We previously audited the financial statements of Avvenire Electric Vehicle International Corp. as of December 31, 2022 and for the period from inception (September 15, 2022) to December 31, 2022 and we expressed an unmodified opinion on those financial statements in our report dated October 24, 2023. In our opinion, the comparative information presented herein as of December 31, 2022 and for the period from inception (September 15, 2022) to December 31, 2022, is consistent, in all material respects, with the audited financial statements from which it has been derived.

Basis of Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements” section of our report. We are required to be independent of Avvenire Electric Vehicle International Corp., in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission, and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

As discussed in Note 3 to the financial statements, certain conditions indicate that Avvenire Electric Vehicle International Corp. may be unable to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified in respect to this matter.

F-2

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. generally accepted accounting principles (GAAP); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Avvenire Electric Vehicle International Corp.’ s ability to continue as a going concern for a period of one year from the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not absolute assurance, and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

Exercise professional judgment and maintain professional skepticism throughout the audit.

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Avvenire Electric Vehicle International Corp.’s internal control. Accordingly, no such opinion is expressed.

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Avvenire Electric Vehicle International Corp.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Allen, Texas

July 16, 2024

F-3

Avvenire Electric Vehicle International Corp.

Balance Sheet

As of December 31, 2023 and 2022

	12/31/2023	12/31/2022
ASSETS

Cash and cash equivalents	$22,308	$-
Deferred tax asset	38,211	-
Property, plant, & equipment - net	1,039,214	1,012,677
Assets under Construction	3,536,873	3,528,907
Total assets	$4,636,606	$4,541,584

LIABILITIES

Accrued expenses	$-	$21,180
Due to related parties	4,738,854	4,546,809
Total liabilities	$4,738,854	$4,567,989

SHAREHOLDERS’ EQUITY

Common stock: par value of$0.0001 per share, 509,200,000 authorized shares
200,0 I 0,333 shares issued and outstanding:	$20,001	$20,000
Additional paid-in capital	21,499	-
Syndication costs	-	-
Retained earnings ( deficit)	(143,748)	(46,405)
Total shareholders’ equity	$(102,248)	$(26,405)

Total liabilities and shareholders’ equity	$4,636,606	$4,541,584

See accompanying footnotes and auditor’s report

F-4

Avvenire Electric Vehicle International Corp.

Statement of Income

For the year ended December 31, 2023 and the period inception (September 15, 2022) to December 31, 2022

	2023	2022
REVENUE
Sales revenue	$-	$-
Total revenue	$-	$-

Cost of goods sold	$-	$-
Total cost of goods sold	$-	$-

GROSS PROFIT	$-	$-

OPERATING EXPENSES
Advertising and promotion	$17,111	-
Bank service charges	482	-
Legal and professional fees	52,563	-
Licenses, permits, and local tax	380	-
Office supplies	1,918	-
Organizational costs	58,643	46,405
Total operating expenses	$131,097	$46,405

Earnings before interest, taxes, depreciation, and amortization	$(131,097)	$(46,405)
Deferred tax benefit	$38,211	$-

OTHER (EXPENSE)
Depreciation expense	$(3,307)	$
Loss on exchange	(1,150)
Total other (expense)	$(4,457)	$

Net income (loss)	$(97,343)	$(46,405)

See accompanying footnotes and auditor’s report

F-5

Avvenire Electric Vehicle International Corp.

Statement of Cash Flows

For the year ended December 31, 2023 and the period inception (September 15, 2022) to December 31, 2022

	2023	2022
Cash flows from operating activities
Net income (loss)	$(97,343)	$(46,405)

Adjustments to reconcile Change in net assets to net cash provided by operating activities:
Depreciation expense	3,307
Decrease (increase) in deferred assets	(38,211)
Increase (decrease) in accrued expenses	(21,180)	21,180
Increase (decrease) in due to related parties	192,045
Net cash provided (used) by Operating activities	$38,618	$(25,225)

Cash flows from investing activities
Decrease (increase) in property, plant, and equipment	$(29,844)	$(1,012,677)
Decrease (increase) in assets under construction	(7,966)	(3,528,907)
Net cash provided (used) by Financing activities	$(37,810)	$(4,541,584)

Cash flows from financing activities
Capital contributions	$21,500	$20,000
Increase (decrease) in due to related parties	-	4,546,809
Net cash provided (used) by Financing activities	$21,500	$4,566,809

Net increase (decrease) in cash	$22,308	$-

Cash at beginning of period	$-	$-

Cash at end of period	$22,308	$-

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$-	$-

See accompanying footnotes and auditor’s report

F-6

Avvenire Electric Vehicle International Corp.

Statement of Changes in Shareholders’ Equity

For the year ended December 31, 2023 and the period inception (September 15, 2022) to December 31, 2022

For the year ended December 31, 2023

Description	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Total Shareholders’ Equity

Shareholders’ Equity at December 31, 2022	$20,000	$-	$(46,405)	$(26,405)

Issuance of new shares	1	21,499	-	21,500

Net income (loss) for the year ended December 31, 2023			(97,343)	(97,343)

Shareholders’ Equity at December 31, 2023	$20,001	$21,499	$(143,748)	$(102,248)

For the period inception (September 15, 2022) to December 31, 2022

Description	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Total Shareholders’ Equity

Shareholders’ Equity at September 15, 2022 (inception)	$-	$-	$-	$-

Issuance of new shares	$20,000	$-		$20,000

Net income (loss) for period from September 15, 2022 (inception) to December 31, 2022			$(46,405)	$(46,405)

Shareholders’ Equity at December 31, 2022	$20,000	$-	$(46,405)	$(26,405)

See accompanying footnotes and auditor’s report

F-7

Avvenire Electric Vehicle International Corp.

Notes to Financial Statements -- For the year ended December 31, 2023 and Period from Inception

(September 15, 2022) to December 31, 2022

1. Nature of Operations

Avvenire Electric Vehicle International Corp. (the “Company”) is a newly formed corporation organized in the State of Nevada on September 15, 2022. The Company was founded to sell Light Electric Vehicles (LEV) such as mobility scooters, regular scooters, e-bikes, e-toys, off-road bikes, etc.

2. Significant Accounting Policies

a. Basis of Accounting and Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP) as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”). The Company has adopted a calendar year-end.

b. Cash & Cash Equivalents

Cash & cash equivalents include cash in bank accounts and highly liquid debt instruments purchased with an original maturity of three months or less.

c. Startup Costs

In accordance with GAAP, the Company classifies its startup costs into two categories: (a) organization costs and (b) deferred offering costs. Organization costs are expensed as incurred and deferred offering costs, which consist of certain costs incurred in connection with investment offering, are capitalized and amortized over a 12-month period. For the year ended December 31, 2023 and period from inception (September 15, 2022) to December 31, 2022, the Company incurred $59,558 and $46,405, respectively, in organization costs and no deferred offering costs.

d. Concentration of Credit Risk

The Company maintains cash with a U.S. based financial institution. The Federal Deposit Insurance Corporation (FDIC) insures the total deposits at this institution up to $250,000 per depositor.

F-8

Avvenire Electric Vehicle International Corp.

Notes to Financial Statements -- For the year ended December 31, 2023 and Period from Inception

(September 15, 2022) to December 31, 2022

e. Property, Plant, & Equipment (Idled Assets)

The Company follows the practice of capitalizing all expenditures for property, plant, and equipment in excess of $1,500. Depreciation of all such items is computed on a straight-line basis over the estimated useful lives of the assets which generally are as follows:

Buildings	39 years
Building improvements	15-39 years
Molds	5 years
Furniture and equipment	3-7 years
Software	5 years
Vehicles	5 years
Leasehold improvements	life of lease or useful life (whichever is shorter)

Property, plant, and equipment assets are reviewed for impairment whenever there is objective evidence to indicate that the carrying amount of an asset is greater than its estimated recoverable amount. The excess of the carrying amount above the recoverable account is written off to the statement of operations. For the year ended December 31, 2023 and the period from inception (September 15, 2022) to December 31, 2022, the Company did not recognize any depreciation of its property, plant, and equipment as it has not yet been placed in service. In accordance with ASC 360, management has suspended or deferred the depreciation of its temporarily idled property, plant, and equipment until it is placed or returned into service. Property, plant, and equipment as of December 31, 2023 and 2022 consisted of the following:

Description	12/31/2023	12/31/2022
Furniture	$25,000	$-
Equipment	4,844	-
Mining equipment	756,611	756,611
Molds	256,066	256,066
Gross PP&E	$1,042,521	$1,012,677
Accumulated depreciation	$(3,307)	$-
NetPP&E	$1,039,214	$1,012,677

F-9

Avvenire Electric Vehicle International Corp.

Notes to Financial Statements -- For the year ended December 31, 2023 and Period from Inception

(September 15, 2022) to December 31, 2022

f. Impairment of Idled Long-Lived Assets

In accordance with ASC 860, management assesses the impairment of its temporarily idled long-lived assets at the end of each reporting period. Long-lived assets are impaired when the carrying value of the assets is greater than the recoverable amount and there is objective evidence of impairment. The recoverable amount is the present value of the future cash flows. Management did not recognize an impairment loss of its idled long-lived assets which includes property, plant, and equipment and assets under construction as of December 31, 2023 and 2022.

g. Income Taxes

The Company is a newly incorporated corporation which is a C-corporation for tax purposes. The Company addresses uncertain tax positions in accordance with ASC Topic 740, Income Taxes, which provides guidance on the recognition, measurement, presentation, and disclosure of uncertain tax positions in the financial statements. Since the Company is a newly formed entity, management didn’t identify the existence of any uncertain tax positions. Deferred tax is recognized on temporary differences between the carrying amounts and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences and deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized. The Company reviews the carrying amount of deferred tax assets at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. For the year ended December 31, 2023 and the period from inception (September 15, 2022) to December 31, 2022, the Company had a net losses and as such made no provision for income taxes in the accompanying financial statements. Management plans to carry forward any net operating losses to future periods.

Deferred Tax Assets:

For the period September 15, 2022 (inception) to December 31, 2022, the Company did not recognize a deferred tax asset. Management determined that there was insufficient evidence to conclude that it was more likely than not that a deferred tax asset would be realized. As of December 31, 2023, the Company recognized a net deferred tax asset of $38,211. This deferred tax asset primarily arises from the carryforward of combined net operating losses from 2022 and 2023 amounting to $181,957. The deferred tax asset has been calculated using the only the federal tax rate of 21 % as the State of Nevada does not assess income taxes. The federal NOL can be carried forward indefinitely.

F-10

Avvenire Electric Vehicle International Corp.

Notes to Financial Statements -- For the year ended December 31, 2023 and Period from Inception

(September 15, 2022) to December 31, 2022

g. Income Taxes (continued)

Deferred Tax Assets (continued):

The components of the deferred tax assets and liabilities are as follows. The table represents the net deferred tax assets as of December 31, 2023 and 2022:

Components	2023	2022
Deferred Tax Assets:
Net Operating Loss Carryforward	$181,957	$46,405
Federal income tax rate	21%	21%
Total Deferred Tax Assets	$38,211	$9,745
Less valuation allowance	-	(9,745)
Net Deferred Tax Assets	$38,211	$-

The current income taxes are based on the year’s income taxable for federal and state tax reporting periods. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

h. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles at times requires the use of management’s estimates. Actual results could vary from these estimates.

i. Advertising Costs

The Company expenses advertising costs as they are incurred. The Company incurred $17,111 and $0, respectively, in advertising expenses for the year ended December 31, 2023 and the period from inception (September 15, 2022) to December 31, 2022.

j. Accrued Expenses

Accrued expenses consists of unpaid, organizational costs incurred by the Company. As of December 31, 2023 and 2022, accrued expenses totaled $0 and $21,180, respectively.

F-11

Avvenire Electric Vehicle International Corp.

Notes to Financial Statements -- For the year ended December 31, 2023 and Period from Inception

(September 15, 2022) to December 31, 2022

k. Related Party Transactions

As of December 31, 2023 and 2022, the Company had related party loans totaling $4,738,854 and $4,546,809, respectively, and reflected on the balance sheet under Due to Related Parties. Out of the total related party loan balance, $192,045 is due to Daymak Inc., a Canada-based related party. There are no set repayment terms nor does it accrue interest on that loan. The terms and outstanding balance of the remaining $4,546,809 related party loan is summarized below and is collateralized by the property, plant, and equipment it purchased from the creditor in 2022.

Creditor:	Avvenire Electric Vehicles Corp.
Issue Date:	July 2022 (amended July 2023)
Maturity Date:	December 15, 2025
Original Loan Amount:	$4,546,809
Periodic payment:	None – principal due at maturity
Interest rate:	0.0% annual fixed rate
Balance at 12-31-2023:	$4,546,809
Balance at 12-31-2022:	$4,546,809

Principal payments on the related party note over the next five years is as follows:

2024	$4 ,546,809
2025	-
2026	-
2027	-
Thereafter	-
$4 ,546,809

l. Shareholders’ Capital

The Company is incorporated as a C-corporation. The Company is pursuing offerings pursuant to Regulation A(“Reg A”) under the Securities Act and is selling equity shares directly to investors and not through registered broker-dealers who are paid commission. The maximum amounts that can be raised through Reg A (Tier 2) offerings are $75,000,000 in a 12-month period, respectively. The Company is authorized to issue 509,200,000 (five hundred nine million two hundred thousand) common stock shares. Each issued common stock share carries one vote and a right to dividends On September 15, 2022, the Company issued 200,000,000 (two hundred million) of common stock warrants at an exercise price of $0.0001 per share. On September 15, 2022, 200,000,000 (two hundred million) of those warrants were exercised by the founders in exchange for $20,000 and as such 200,000,000 (two hundred million) of common stock are issued and outstanding as of December 31, 2022. For the year ended December 31, 2023, the Company an additional issued 10,300 common stock shares with a par value of $.0001 and as such there are 200,010,333 commons stock shares and outstanding as of December 31, 2023.

F-12

Avvenire Electric Vehicle International Corp.

Notes to Financial Statements -- For the year ended December 31, 2023 and Period from Inception

(September 15, 2022) to December 31, 2022

m. Subsequent Events

The Company’s management has evaluated subsequent events and transactions for potential recognition or disclosure through July 16, 2024, the date that the financial statements were available to be issued. Management is not aware of any subsequent events that would require recognition or disclosure in the financial statements.

n. Risk and Uncertainties

The management of the Company seeks investment opportunities that offer the possibility of attaining substantial capital appreciation and\or residual income from its business. Certain events particular to the industry in which the Company invests, as well as general economic and political conditions may have a significant negative impact on the Company’s operations and profitability. Additionally, the Company is subject to changing regulatory and tax environments. Such events are beyond the Company’s control, and the likelihood that they may occur cannot be predicted.

3. Going Concern

These financial statements are prepared on a going concern basis. The Company was founded less than two years ago and as such has and will most likely incur significant additional costs before significant revenue is achieved. These matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next 12 months, the Company intends to fund its operations and pay off its related party loan due on December 15, 2024 with funding from its proposed equity financing campaign. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development and refinance its related party loan which could harm its business, financial condition and operating results. The accompanying financial statements do not take into account any adjustments that could result from these uncertainties.

F-13

Item 8. Exhibits

Exhibit 2.1	Certificate of Incorporation(1)

Exhibit 3.1	Bylaws(1)

Exhibit 4.1	Form of Subscription Agreement(1)

Exhibit 6.1	Contract with Entoro Securities, LLC(1)

Exhibit 6.2	Contract with Issuance (1)

Exhibit 6.3	AEV Purchase Agreement(1)

Exhibit 6.4	AEV Purchase Agreement Amendment(1)

Exhibit 6.5	Amended and Restated AEV Purchase Agreement Amendment

Exhibit 11.1	Consent of Auditor

Exhibit 99.1	Partnership Agreement(2)

Exhibit 99.2	Patent Application

(1)	Filed with Form 1-A on September 13, 2023 (File No.: 024-12330) and incorporated herein by reference.
(2)	Filed with Form 1-U on April 5, 2024 (File No.: 24R-00931) and incorporated herein by reference.

16

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Avvenire Electric Vehicle International Corp.

July 25, 2024	By:	/s/ Aldo Baiocchi
	Name:	Aldo Baiocchi
	Title:	Chief Executive Officer
(Principal Executive Officer)
Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aldo Baiocchi	Chief Executive Officer, President, Chief Financial Officer, Secretary, and Director	July 25, 2024
Aldo Baiocchi

17